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                                ADMINISTRATION AGREEMENT

                                        [DATE]

SALOMON BROTHERS ASSET MANAGEMENT INC
7 WORLD TRADE CENTER
NEW YORK, NEW YORK 10048

Dear Sirs:

        [NAME OF FUND] (the "Company") a corporation organized under the laws of the state of Maryland, confirms its agreement with Salomon Brothers Asset Management Inc ("SBAM") with respect to the portfolios listed on Exhibit A attached hereto (each a "Fund" and collectively the "Funds") as follows:

        1.  INVESTMENT DESCRIPTION; APPOINTMENT

The Funds desire to employ their capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in the Company's Articles of Incorporation, as amended from time to time, in the Company's Prospectus(es) and Statement(s) of Additional Information as from time to time in effect, and in such manner and to the extent as may from time to time be approved by the Board of Directors of the Company. Copies of the Company's Prospectus, Statement of Additional Information and the Articles of Incorporation have been submitted to SBAM. The Funds employ SBAM (in such capacity, the "Adviser") as its investment adviser and desires to employ and hereby appoints SBAM as its administrator. SBAM accepts this appointment and agrees to furnish services for the compensation set forth below. SBAM is hereby authorized to retain third parties and is hereby authorized to delegate some or all of its duties and obligations hereunder to such persons provided that such persons shall remain under the general supervision of SBAM.

        2.  SERVICES AS ADMINISTRATOR

Subject to the supervision and direction of the Board of Directors of the Company, SBAM will (a) assist in supervising all aspects of the Funds' operations except those performed by the Funds' Adviser under their investment advisory agreements; (b) supply the Funds with office facilities (which may be SBAM's own offices) for providing its services under this agreement, statistical and research data, data processing services, clerical, accounting and bookkeeping services, including but not limited to, the calculation of the net asset value of shares of the Funds, the calculation of applicable contingent deferred sales charges and similar fees and charges, the calculation of distribution fees, internal auditing and legal services, internal executive and



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administrative services, and stationary and office supplies; and (c) prepare
Board materials reports to the shareholders of the Funds, tax returns and reports to and filings with the Securities and Exchange Commission and state blue sky authorities.

        3.  COMPENSATION

In consideration of services rendered pursuant to this Agreement, the Funds will pay SBAM on the first business day of each month a fee for the previous month at an annual rate of .05% of the Funds' average daily net assets. Upon any termination of this Agreement before the end of any month, the fee for such part of the month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to SBAM, the value of the Funds' net assets shall be computed at the times and in the manner specified in the Prospectus and Statement of Additional Information as from time to time in effect.

        4.  EXPENSES

SBAM will bear all expenses in connection with the performance of its services under this Agreement. The Funds will bear certain other expenses to be incurred in its operation, including: taxes, interest, brokerage fees and commissions, if any; fees of Directors of the Company who are not officers, directors, or employees of Salomon Smith Barney Inc. or SBAM; Securities and Exchange Commission fees and state blue sky qualification fees; charges of custodians and transfer and dividend disbursing agents; the Funds' and Board members' proportionate share of insurance premiums, professional association dues and/or assessments; outside auditing and legal expenses; costs of maintenance of corporate existence; costs attributable to investor services, including without limitation, telephone and personnel expenses; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholders' reports and meetings, and meetings of the officers or Board of Directors of the Company; and any extraordinary expenses.

        5.  STANDARD OF CARE

SBAM shall exercise its best judgment in rendering the services listed in paragraph 2 above. SBAM shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates provided that nothing in this Agreement shall be deemed to protect or purport to protect SBAM against liability to the Fund or to its shareholders to which SBAM would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of SBAM's reckless disregard of its obligations and duties under this Agreement.

        6.  TERM OF AGREEMENT



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This Agreement shall continue automatically (unless terminated as provided herein)for two years from the date hereof for successive annual periods provided that such continuance is specifically approved at least annually by the Board of Directors of the Company. This Agreement is terminable, without penalty, on 60 days' written notice, by the Board of Directors of the Company or, with respect to any Fund, by vote of holders of a majority of such Fund's shares, or upon 90 days' written notice, by SBAM.

        7.  SERVICE TO OTHER COMPANIES OR ACCOUNTS

The Company understands that SBAM now acts, will continue to act and may act in the future as administrator to one or more other investment companies, and the Company has no objection to SBAM's so acting. The Company understands that the persons employed by SBAM to assist in the performance of SBAM's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of SBAM or any affiliate of SBAM to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.



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If the foregoing is in accordance with your understanding, kindly indicate your acceptance hereof by signing and returning to us the enclosed copy hereof.

                                    Very truly yours,

                                    [Name of Fund]

                                    By: ___________________________
                                    Title:_________________________

Accepted:

Salomon Brothers Asset Management Inc

By: __________________________________
Title:________________________________


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